Exhibit (k)(6)


                          INFORMATION AGENT AGREEMENT

         This document will constitute the agreement between Royce Value Trust, Inc. (the "Fund"), with its principal executive office at 1414 Avenue of the Americas, New York, NY 10019 and GEORGESON SHAREHOLDER COMMUNICATIONS INC. ("GSC"), with its principal executive offices at 17 State Street, New York, NY 10004, relating to a Rights Offer (the "OFFER") by the Fund.

The services to be provided by GSC will be as follows:


   (1)   INDIVIDUAL HOLDERS OF RECORD AND BENEFICIAL OWNERS

         Target Group. GSC estimates that it may initiate outbound or receive inbound telephone inquiries to or from approximately 6,670 to 8,465 of the approximately 39,000 outstanding beneficial and registered shareholders. The estimate number is subject to adjustment and GSC may actually receive more or less telephone inquiries depending on the response to the OFFER.

         Inbound Telephone Calls to Provide Information. GSC will maintain toll-free inbound "800" lines for shareholder inquiries about the OFFER and GSC customer service representatives will answer any questions relating to information provided in the offer documents and will assist them in properly executing the Rights documents. The "800" lines will be staffed Monday through Friday between 9:00 a.m. and 11:00 p.m. Eastern time.

         Re-mails. GSC will coordinate re-mails of offering materials to the shareholders who advise us that they have discarded or misplaced the originally mailed materials.

         Reminder/Extension Mailing. GSC will help to coordinate any targeted or broad-based reminder mailing at the request of the FUND. GSC will mail only materials supplied by the FUND or approved by the FUND in advance in writing.

         Subscription Reporting. GSC will provide extensive reporting beginning one week prior to expiration of the OFFER or any extensions thereafter, which will measure shareholder participation and the number/percentage of shares being tendered. This reporting will be based solely on previously established contacts within the reorganization departments of participating broker/dealers.

   (2)   BANK/BROKER SERVICING

         GSC will contact all banks, brokers and other nominee shareholders ("intermediaries") holding stock as shown on appropriate portions of the shareholder lists to ascertain quantities of offering materials needed for forwarding to beneficial owners.

         GSC will deliver offering materials by messenger to New York City based intermediaries and by Federal Express or other means to non-New York City based intermediaries. GSC will also follow-up by telephone with each intermediary to insure receipt of the offering materials and to confirm timely re-mailing of materials to the beneficial owners.

         GSC will maintain frequent contact with intermediaries to monitor shareholder response and to insure that all liaison procedures are proceeding satisfactorily.

         GSC will report to the FUND the date all material was shipped, received and distributed by participating intermediaries.


   (3)   PROJECT FEE

         In consideration for acting as Information Agent GSC will receive a project fee of $12,500. Terms of payment are outlined in section 7 of this agreement.


   4)    ESTIMATED EXPENSES

         GSC will be reimbursed by the FUND for its reasonable out-of-pocket expenses incurred provided that GSC submits to the FUND an expense report, itemizing such expenses and providing copies of all supporting bills in respect of such expenses. If the actual expenses incurred are less than the portion of the estimated high range expenses paid in advance by the FUND, the FUND will receive from GSC a check payable in the amount of the difference at the time that GSC sends its final invoice for the second half of the project fee.

         GSC's expenses are estimated as set forth below and the estimates are based largely on data provided to GSC by the FUND. In the course of the OFFER, the expenses and expense categories may change due to changes in the OFFER schedule or due to events beyond GSC's control, such as delays in receiving offering material and related items. In the event of significant change or new expenses not originally contemplated, GSC will notify the FUND by phone and/or by letter for approval of such expenses.

             Estimated Expenses                                                           Low Range                 High Range
             ------------------                                                           ---------                 ----------

             Data Handling and Preparation
             Telephone # Lookup - Account Consolidation
             Computer Match and Info. Operators (blended rate)
             13,416 @ $0.60...............................................................$8,049.00                   $8,049.00

             Outbound Telephone Calls
             5,366 to 6,036 @ $3.75 (registered and NONO holders).........................20,122.50                   22,635.00
             720 to 935 @ $4.00 (brokers, banks and intermediaries)........................2,880.00                    3,740.00

             Incoming "800" calls (shareholders, banks, brokers)
             585 to 1,169 @ $3.75..........................................................2,193.75                    4,383.75

             Distribution Expenses (includes messengers,
             freight and FedEx)............................................................3,900.00                    8,900.00

             Miscellaneous, data processing, street search,
             fax and FedEx...................................................................750.00                    1,500.00

                 Total Estimated Expenses................................................$37,895.25                  $49,207.75


   (5)   PERFORMANCE

         GSC will use its best efforts to achieve the goals of the FUND but GSC is not guaranteeing a minimum success rate. GSC's Project Fee as outlined in Section 3 or Expenses as outlined in Section 4 are not contingent upon a specific level of participation in the OFFER.

         GSC's strategies revolve around an inbound telephone information campaign. The purpose of the telephone information campaign is to assist in raising the overall awareness amongst shareholders of the OFFER and help shareholders better understand the transaction. This in turn may result in higher overall response.

   (6)   COMPLIANCE

         The FUND will be responsible for compliance with any regulations required by the Securities and Exchange Commission, National Association of Securities Dealers or any applicable federal or state agencies.

         In rendering the services contemplated by this Agreement, GSC agrees not to make any representations, oral or written, to any shareholders or prospective shareholders of the FUND that are not contained in the FUND's Rights Offer material, unless previously authorized to do so in writing by the FUND.

   7)    PAYMENT

         Payment for the full fee and expenses, as outlined in sections 3 and 4 of this agreement, will be made by the FUND and due thirty days after GSC sends its final invoice.

   (8)   MISCELLANEOUS

         GSC will hold in confidence and will not use nor disclose to third parties information we receive from the FUND, or information developed by GSC based upon such information we receive, except for information which was public at the time of disclosure or becomes part of the public domain without disclosure by GSC or information which we learn from a third party which does not have an obligation of confidentiality to the FUND.

         In the event the project is canceled for an indefinite period of time after the signing of this contract and before the expiration of the OFFER, GSC will be reimbursed by the FUND for any expenses incurred and a pro rata portion of the project fee based on the number of days between the initial public announcement of the OFFER to the originally planned expiration of the OFFER.

         The Fund agrees to indemnify and hold harmless GSC and its stockholders, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including the fees, costs and expenses of counsel retained by GSC ("Losses"), which result from claims, actions, suits, subpoenas, demands or other proceedings brought against or involving GSC which directly relate to or arise out of GSC's performance of the Services (except for costs, damages, liabilities, judgments or expenses which shall have been determined by a court of law pursuant to a final and nonappealable judgment to have directly resulted from GSC's negligence or willful misconduct. To the extent the Fund suffers Losses as a direct result of GSC's negligence or willful misconduct, GSC agrees to indemnify and hold harmless the Fund and its stockholders, officers, directors, employees, agents and affiliates. In addition the prevailing party shall be entitled to reasonable attorneys' fees and court costs in any action between the parties to enforce the provisions of this Agreement, including the indemnification rights contained in this paragraph. The indemnity obligations set forth in this shall survive the termination of this Agreement.


        This agreement will be governed by and construed in accordance with the laws of the State of New York. This AGREEMENT sets forth the entire AGREEMENT between GSC and the FUND with respect to the agreement herein and cannot be modified except in writing by both parties.

        IN WITNESS WHEREOF, the parties have signed this AGREEMENT this _____ day of January, 2003.


ROYCE VALUE TRUST, INC.                          GEORGESON SHAREHOLDER
                                                 COMMUNICATIONS INC.




By_________________________                      By_________________________
                                                    Robert S. Brennan
                                                    Senior Vice President